Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and
Results of Operations of CHS

The following information should be read in conjunction with the financial statements and related notes thereto of CHS included in the definitive proxy statement on Schedule 14A filed by BioScrip, Inc. with the Securities and Exchange Commission on February 24, 2010, or the BioScrip Proxy Statement, and included as Exhibit 99.1 to this Current Report on Form 8-K. The following discussion may contain forward-looking statements that reflect the plans, estimates and beliefs of CHS and that are subject to known and unknown risks and uncertainties. The actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and in the BioScrip Proxy Statement, particularly in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in the BioScrip Proxy Statement.

CHS’s historical financial data discussed below reflects the historical results of operations and financial position of Critical Homecare Solutions Holdings, Inc. and its consolidated subsidiaries and its predecessors, Specialty Pharma and New England Home Therapies. Because of the limited time that has passed since CHS’s formation and its subsequent acquisition activity, it may be difficult to evaluate CHS’s future business prospects based on its prior operating results and those of the companies it has acquired and its historical results of operations should not be considered indicative of what its future results of operations will be.

Overview

CHS is a leading provider of comprehensive home infusion therapy services to patients suffering from acute or chronic conditions. CHS operates in two business segments, home infusion therapy and home nursing. Through CHS’s home infusion therapy segment, CHS delivers and provides complex intravenous pharmaceutical products and corresponding clinical support services to patients with chronic conditions requiring long-term infusion care services and acute conditions requiring short-term infusion care services. Through CHS’s home nursing segment, it provides skilled nursing and other therapy services, including physical therapy, occupational and speech therapy, medical social work and home health aide services, to recovering, disabled, chronically ill or terminally ill adult and pediatric patients in need of medical, nursing or therapeutic treatment, and assistance with essential activities of daily living.

CHS estimates that a substantial portion of the home infusion market consists of independent home infusion providers, and it believes that industry dynamics in the currently fragmented home infusion market favor consolidated providers and the operational efficiencies that come with scale.

CHS’s business, and its industry in general, is subject to known material uncertainties, in both the short and long term, that could impact CHS’s results of operations, such as uncertainties relating to federal and state regulation of CHS’s industry and uncertainties related to CHS’s ability to receive reimbursement from its governmental and non-governmental payors. CHS’s management seeks in the ordinary course of its business to avoid or mitigate the effects of these uncertainties, if any, on its business. All of CHS’s internal policies and procedures are designed to cause its operations to be in compliance with the federal and state regulations to which its business and industry are subject. In addition, CHS’s management maintains regular contact with industry consultants and outside counsel to evaluate any developments in federal or state regulations that could affect CHS and to identify ways CHS can mitigate the effect of any such developments on its results of operations.

The Company

CHS was incorporated in Delaware on August 8, 2006, but its predecessors, Specialty Pharma and New England Home Therapies, have been in the home healthcare business since 2002 and 2000, respectively. Effective September 1, 2006, CHS acquired all of the outstanding shares of each of its predecessors. CHS paid a total consideration of approximately $34.9 million, consisting of $30.9 million in cash and the assumption of $4.0 million in liabilities, for Specialty Pharma, and approximately $21.2 million, consisting of $18.5 million in cash and the assumption of $2.7 million in liabilities, for New England Home Therapies. CHS financed a portion of the purchase prices of the acquisitions of its predecessors with borrowings under its first lien credit facility. CHS financed the remainder of the purchase prices of its acquisitions of its predecessors with the proceeds of the issuance of shares of CHS’s common stock to investment funds managed by Kohlberg and certain members of CHS’s management. CHS recorded the acquisition of each of its predecessors under the purchase method of accounting.

Since the acquisitions of CHS’s predecessors, it has acquired and begun or completed integration of the following entities:

Date of	Entity	Business	Service
Acquisition	Acquired	Segment(s)	Areas

January 2007	Deaconess Enterprises, Inc.	Home Infusion, Home Nursing	Alabama, Georgia, Louisiana, Michigan, Mississippi, Ohio, Pennsylvania, Tennessee, Texas
March 2007	Infusion Solutions, Inc.	Home Infusion	New Hampshire, Massachusetts
June 2007	Applied Health Care, LLC	Home Infusion	Texas
July 2007	Infusion Partners of Brunswick, LLC	Home Infusion	Georgia
July 2007	Infusion Partners of Melbourne, LLC	Home Infusion	Florida
August 2007	East Goshen Pharmacy, Inc.	Home Infusion	Pennsylvania
April 2008	Wilcox Medical, Inc.	Home Infusion	Vermont
September 2008	Infusion Partners of Lexington (formerly known as Optioncare of Lexington)	Home Infusion	Kentucky
December 2008	National Health Infusion, Inc.	Home Infusion	Florida
June 2009	Option Health, Ltd.	Home Infusion, Home Nursing	Illinois, Iowa

See “Critical Homecare Solutions Holdings, Inc. Business Description—CHS’s History” in the BioScrip Proxy Statement for a more detailed discussion of CHS’s formation and acquisition history.

CHS’s Revenue and Expenses

Net Revenue. CHS generates almost all of its revenue from reimbursement by government and third-party payors for goods and services provided to patients. CHS receives payment for goods and services from a number of sources, including managed care organizations, government sources, such as Medicare and Medicaid programs, and commercial insurance. For the fiscal year ended December 31, 2009, CHS had a payor mix of 52% from managed care organizations and other third party payors, 24% from Medicare and 24% from Medicaid. See “—Critical Accounting Policies and Estimates” for a discussion of CHS’s revenue recognition policies.

As noted further in “Critical Homecare Solutions Holdings, Inc. Business Description—Medicare and Medicaid Reimbursement” in the BioScrip Proxy Statement, certain changes in government regulation and policies are anticipated to have a negative impact on future revenue of CHS. In July 2008, Congress passed the Medicare Improvements for Patients and Providers Act of 2008, or MIPPA, which delayed the Durable Medical Equipment, Prosthetics, Orthotics and Supplies, or DMEPOS, competitive bidding program authorized under the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, which we refer to as the Medicare Modernization Act, during 2008. The bidding began October 21, 2009 and the program is scheduled to take effect on January 1, 2011. The long-term impact of the competitive bidding program cannot be determined at this point in time.

AWP and average sales price, which we refer to as ASP, information is published by First DataBank and certain other private companies, including Medi-Span. Effective September 26, 2009, First DataBank and Medi-Span reduced the mark-up factor applied to WAC, on which AWP is based, from 1.25 to 1.20 for approximately 18,000 national drug codes. These AWP publishers also have indicated that, within the next two years, they will discontinue publication of AWP information. The impact of this reduction in AWP was to reduce CHS’s gross margins beginning in the fourth quarter of 2009.

Cost of Revenue. Cost of revenue consists of two components: cost of goods and cost of services. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients, but does not reflect depreciation. Cost of services consists of all other costs directly related to the production of revenue, including the salary and benefit costs for the pharmacists, nurses and contracted workers directly involved in providing service to the patient.

Selling, Distribution, and Administrative Expenses. Selling expenses relate primarily to salaries, benefits, and payroll taxes related to CHS’s sales and marketing representatives. Distribution costs are included in selling, distribution, and administrative expenses and represent the cost incurred to deliver product or services to the end users. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors. Administrative expense represents CHS’s overhead costs and consists of salaries and related taxes and benefits, payroll taxes, rent and insurance.

Critical Accounting Policies and Estimates

Use of Estimates. The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in CHS’s financial statements and accompanying notes. Actual results could vary from estimates. The items in CHS’s financial statements that it believes are the most dependent on the application of significant estimates and judgments are as follows:

Revenue Recognition. Patient revenue is recorded in the period during which goods are shipped or delivered or the services are provided. When both goods and services are provided, revenue is recognized upon confirmation that both the services were provided and the goods were delivered to the patient. When only goods are provided to the patient and the patient has the means to use the goods without requiring nursing or other related services, the revenue is recognized upon confirmation of the delivery of the goods. When only services are provided, revenue is recognized upon confirmation that the services have been provided. CHS’s agreements with payors may include a provision for the use of a “per diem” payment for certain infusion services provided to patients. The per diem arrangement may include a variety of both goods and services, including, but not limited to, rental of medical equipment, care coordination services and medical supplies. Because CHS receives a single price for both goods and services in one combined billing, it cannot split revenue on its statements of income between product revenue and service revenue.

The Multiple-Element Arrangements Subtopic of the ASC addresses situations in which multiple products and/or services are delivered at different times under one arrangement with a customer and provides guidance in determining whether multiple deliverables should be used as separate units of accounting. CHS provides a variety of therapies to patients, the majority of which have multiple deliverables, such as the delivery of drugs and supplies and the provision of related nursing services to train and monitor patient administration of the drugs. After applying the criteria from the final model in the Multiple-Element Arrangements Subtopic of the ASC, CHS concluded that separate units of accounting do exist in its revenue arrangements with multiple deliverables.

CHS’s revenue recognition policy is designed to recognize revenue when each deliverable is provided to the patient. For example, revenue from drug sales is recognized upon confirmation of the delivery of the products, and revenue from nursing services is recognized upon receipt of nursing notes confirming the service has been provided. In instances in which the amount allocable to the delivered item is contingent upon delivery of additional items, CHS recognizes revenue after all the deliverables in the arrangement have been provided. In instances that a per diem is provided for daily usage of supplies and equipment, revenue is recognized on a per diem basis.

The amounts billed to third-party payors and patients are directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require CHS to use estimates. Once known, any changes to these estimates are reflected in CHS’s statement of operations.

Both of CHS’s segments utilize billing and accounts receivable systems that are highly automated. While certain inputs into the system may be manual, the significant portion of the billing and accounts receivable process is automated. In CHS’s infusion segment, the majority of its acquisitions were utilizing CHS’s platform application prior to acquisition. Integration efforts for these systems have only required a migration from the division’s separate applications to the company-wide instance. The migration is not considered to be high risk, as very little user education is required since the applications are identical. As of December 31, 2009, all divisions have converted or migrated to the company-wide CPR+ application.

CHS has selected the automated billing and accounts receivable system used by its adult nursing division as our platform application for nursing segment. CHS’s private duty nursing division converted to this system on October 1, 2007. With this conversion, the majority of CHS’s nursing operations are now on a single platform.

Patient self pay revenue represented 1% of net revenue for the fiscal year ended December 31, 2009, while self pay represented 5% of accounts receivable as of December 31, 2009. The collections of co-insurance due from the patient and other self-pay amounts are pursued directly by the local operations. The amount of self pay is not material for the infusion segment and only applies for a small number of payors for nursing. Additionally, self pay billings are minimized as CHS’s policy requires insurance verification before service is rendered, unless the patient is admitted and requires service at night, on a weekend or on a holiday. The frequency of these exceptions is not material and has not resulted in a significant amount of self pay net revenue. CHS’s policy is to make effort to collect the known and identified self-pay components of the billing arrangement at the time of delivery of care. When the payment cannot be obtained at the point of delivery, CHS performs follow-up billings and contacts with the patients. When these efforts are not successful and the account has been written off as a bad debt, CHS may engage outside collection agencies to assist in the pursuit of collection. CHS does not determine its bad debt provision separately for self pay as self pay is not material and is not considered to be a key metric of its business.

Home infusion

In CHS’s home infusion segment, infusion therapy and related healthcare service revenue are reported at the estimated net realizable amounts from patients and third-party payors. Pricing is typically negotiated in advance on the basis of AWP minus some percentage of contractual discount or ASP plus some percentage of contractual discount, which is the typical means of negotiating pricing in the industry. AWP and ASP information is published by First Databank and certain other private companies.

Due to the nature of the industry and the reimbursement environment in which CHS operates, certain estimates are required to record net revenue and accounts receivable at their net realizable values. Inherent in these estimates is the possibility that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded.

Billings to payors for whom CHS is an “out-of-network” provider represented approximately 9% of net revenue for the fiscal year ended December 31, 2009 and are generally submitted at CHS’s usual customary charges. However, these payors typically pay at amounts that are less than CHS’s usual customary charges. CHS estimates the net realizable revenue on out-of-network billings based on its historical experience as well as estimated realizable amounts provided by the respective payor upon patient intake and insurance verification. CHS provides contractual reserves at the time of revenue recognition for the estimated differences between its initial billings for out-of-network patients. The actual difference between the initial estimate and the amount paid by the payor is recorded at the point of cash application, claim denial or account review.

Net revenue from payors for whom CHS is contracted as an “in network” provider is generally recognized at the contracted fee schedule amount. Revenue is recorded at the billing amount, which represents the amount of revenue that is expected to be realized per the contractual terms. Revenue from in-network commercial and other payors represented 60% of net revenue for the fiscal year ended December 31, 2009.

Revenue from Medicare represented approximately 13% of net revenue for the fiscal year ended December 31, 2009 and 14% for the fiscal year ended December 31, 2008 and is recognized at the published fee schedules. Revenue from various state Medicaid programs represented approximately 20% of net revenue for the fiscal year ended December 31, 2009 and 18% for the fiscal year ended December 31, 2008 and is also recognized at the published fee schedule amount. Estimated differences between the amounts initially recognized as net revenue and actual are reserved for at the time of revenue recognition based on historical experience and typically relate to non-covered or denied services.

Home nursing

In CHS’s home nursing segment, revenue is recognized as the treatment plan is administered to the patient and is recorded at amounts estimated to be received under reimbursement or payment arrangements with payors. Net revenue to be reimbursed by contracts with third-party payors are recorded at an amount to be realized under these contractual arrangements.

Approximately 51% of nursing net revenue for the fiscal year ended December 31, 2009 was related to Medicare billings. Under the prospective payment system for Medicare reimbursement, net revenue is recorded based on a reimbursement rate which varies on the severity of the patient’s condition, service needs and certain other factors. Revenue is recognized ratably over a 60-day episode period and is subject to adjustment during this period if there are significant changes in the patient’s condition during the treatment period or if the patient is discharged but readmitted to another agency within the same 60-day episode period.

Medicare billings under the prospective payment system are initially recognized as deferred revenue and are subsequently recognized as revenue over the 60-day episode period. The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, the appropriateness of the clinical assessment of each patient at the time of certification, and the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, have significant changes in condition or are subject to certain other factors during the episode.

For non-Medicare payors, CHS has established contractual reserves for the amounts initially billed to the payors relative to the amounts expected to be realized. These estimates are based on CHS’s historical experience or specific contractual requirements identified for certain payors. Differences between the estimates and the actual contractual adjustments are typically recorded at the time of cash posting, claim denial or account review.

Home Nursing and Medicaid. CHS is sensitive to possible changes in state Medicaid programs as it does business with several state Medicaid programs. Budgetary concerns in many states have resulted in, and may continue to result in, reductions to Medicaid reimbursement and Medicaid eligibility as well as delays in payment of outstanding claims. Any reductions to or delays in collecting amounts reimbursable by state Medicaid programs for CHS’s products or services, or changes in regulations governing such reimbursements, could cause CHS’s revenue and profitability to decline and increase its working capital requirements.

As examples, effective August 1, 2008, CHS’s contract with Amerigroup Community Care, or Amerigroup, was amended to reduce the private duty nursing rate. Furthermore, TennCare, CHS’s largest Medicaid customer representing approximately 7.6% of CHS’s net revenue for the fiscal year ended December 31, 2009, has experienced substantial financial challenges since its inception in 1994. In 2002, the State of Tennessee proposed, but later withdrew, limitations on home health services. Since mid-2005, the State of Tennessee has restructured TennCare significantly and has disenrolled approximately 323,000 persons not required to be covered by federal Medicaid law. These disenrollments impacted our private duty nursing beginning September 7, 2008. The decrease in the Amerigroup reimbursement rate and the new restrictions on private duty nursing eligibility resulted in a decrease in net revenue of $3.7 million for the fiscal year ended December 31, 2009, with a corresponding decrease of $0.3 million in operating expenses, for a net decrease in operating income of $3.4 million.

The State of Tennessee has recently mandated that certain patients who were previously subject to traditional TennCare private duty nursing benefits be shifted to an agency that contracts with the

Tennessee Department of Mental Retardation Services, which we refer to as DMRS. CHS has, to date, elected not to become a provider under the DMRS benefit. Due to a lack of DMRS providers and pending appeals that are underway, this change has not had a significant impact on CHS’s business. This change or similar changes in benefits designed to reduce Medicaid program budgetary constraints may, however, have an adverse impact on CHS’s patient population and results of operations in the future.

Accounts Receivable and Allowances for Doubtful Accounts. CHS’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. Although CHS has a significant concentration of receivables from Medicare and Medicaid, it does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

CHS’s accounts receivable are reported net of contractual adjustments. Generally, CHS bills third-party payors based on the contractual charges or usual customary charges for goods and services provided and then contractually adjusts the revenue down to the anticipated collectible amount based on its interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

CHS has established an allowance for doubtful accounts to report accounts receivable at the estimated net realizable amounts to be received from third-party payors. Increases to this reserve are reflected as a provision for bad debt in CHS’s statement of operations. CHS generates accounts receivable aging reports from its billing systems and utilizes these reports to help it monitor the condition of its outstanding receivables and evaluate the performance of its billing and reimbursement staff. CHS also utilize these aging reports, combined with historic write-off statistics generated from its billing systems, to determine its allowance for doubtful accounts. CHS regularly performs an analysis of the collectability of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

CHS does not require its patients or other payors to carry collateral for any amounts owed to CHS for services provided. Other than as discussed above, CHS’s concentration of credit risk relating to accounts receivable is limited due to its diversity of patients and payors. Further, CHS generally does not provide charity care.

The following table details CHS’s accounts receivable balances by aging category, excluding unbilled accounts receivable and contractual allowances, at December 31, 2009 and 2008:

	December 31,	December 31,
Aging Category	2009	2008

< 31 days	$19,632	$22,216
31-60 days	7,593	8,123
61-90 days	3,902	5,549
> 90 days	12,097	21,755

Total accounts receivable, gross	$43,224	$57,643
Allowance for uncollectible accounts	(5,117)	(9,675)
Allowance for contractual adjustments	(819)	(982)
Unbilled and other	4,858	5,085

Total accounts receivable, net	$42,146	$52,071

(In thousands)

The aging by payor as of December 31, 2009 is as follows:

Aging Category	Medicare	Medicaid	Commercial and Other	Self Pay

< 31 days	$4,375	$4,088	$10,722	$447
31-60 days	1,924	1,619	3,701	349
61-90 days	1,254	711	1,732	204
> 90 days	1,521	2,346	7,019	1,212

Total accounts receivable, gross	$9,074	$8,764	$23,174	$2,212

(In thousands)

Days sales outstanding, net of reserves, were 58 and 73 at December 31, 2009 and at December 31, 2008, respectively.

The accounts receivable aging summary does not include unbilled accounts receivable, which include billings on hold until the delivery of all contingent components has been completed (in the case of certain per diems), billings on hold pending receipt of documentation required by the third-party payor and billings pending prior approval from the third-party payor.

As noted above, the majority of CHS’s accounts receivable is due from third-party payors, including Medicare, Medicaid, commercial and governmental payors. The majority of these payors are billed electronically. Additionally, CHS receives payment electronically from a large number of its payors. Hard copy bills are generated from CHS’s automated collection system and distributed to third-party payors that are not billed electronically and to self-pay patients. CHS’s collection activities occur at the branch level, with the billing and collection activities of certain small branches performed by larger branches located in the same geographic area. Each branch maintains certain discretion regarding collection activities. These activities include research of the reasons certain claims are denied by third-party payors, resubmission of claims to third-party payors, rebilling and distribution of statements for self-pay and follow-up phone calls to third-party payors and self-pay patients. When CHS’s staff has followed these procedures and has determined that certain amounts are uncollectible, the amounts may be written-off, subject to certain required internal approvals. CHS generally does not use a threshold or dollar amount in determining whether to pursue collection or to write off accounts. Write-offs are generally specifically identified, with each write-off posted to the accounts receivable system. Write-offs that meet the requirements of collection agencies’ policies are turned over to collection agencies for the further pursuit of payment.

For the fiscal year ended December 31, 2009 and for the fiscal year ended December 31, 2008, a hypothetical change of 100 basis points in the bad debt provision as a percentage of net revenue would have impacted net income before income taxes by approximately $2.5 million and $2.3 million, respectively.

Goodwill and Intangible Assets. Goodwill represents the excess of the cost of acquisitions over the fair value of net assets acquired. Goodwill is not amortized and is reviewed annually for impairment utilizing a two-step process. The first step of the impairment test requires the identification of the reporting units, and comparison of the fair value of each of these reporting units to the respective carrying value. The fair value of the reporting units is determined based on valuation techniques using the best information that is available, such as a multiple of earnings before interest, taxes, depreciation and amortization or discounted cash flow projections. If the carrying value is less than the fair value, no impairment exists and the second step is not performed. If the carrying value is higher than the fair value, there is an indication that impairment may exist and the second step must be performed to compute the amount of the impairment. In the second step, the impairment is computed by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. Generally accepted accounting practices require goodwill to be tested for impairment annually and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. CHS performs its annual testing in the fourth quarter of each year. There were no impairment losses recognized for the fiscal year ended December 31, 2009 or 2008.

Intangible assets consist primarily of non-compete agreements, trademarks related to brand names arising from acquisitions, licenses and certificates of need. CHS records intangible assets at their estimated fair value at the date of acquisition and amortizes the related cost of the asset over the period of expected benefit. The fair value of intangible assets assigned to CHS’s acquisitions during the first year subsequent to the acquisition is based on a preliminary determination and is subject to adjustment pending a final determination of purchase price and a final valuation of the assets acquired and liabilities assumed. Definite life purchased intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from estimated future cash flows. In accordance with generally accepted accounting practices, intangible assets with indefinite lives are reviewed for impairment annually or when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized for the fiscal year ended December 31, 2009 or 2008.

Non-compete agreements are amortized on a straight-line basis over the estimated life of each agreement, which ranges from one to five years. The trademarks associated with Deaconess HomeCare have limited lives of five years, and these trademarks are being amortized over the estimated useful life. Trademarks with indefinite lives are not amortized but are periodically reviewed for impairment. Licenses are being amortized over a period of one to two years. Certificates of need have indefinite lives and are not amortized but are periodically reviewed for impairment.

Self-insurance. CHS is self-insured up to certain limits for workers’ compensation costs and employee medical benefits. CHS has purchased stop-loss coverage to limit its exposure to significant individual workers’ compensation or employee medical claims. Self-insured losses are accrued for known and anticipated claims based upon certain assumptions and historical claim payment patterns as well as estimates of claims incurred but not yet reported based on historical industry trends. These assumptions take into consideration the historical average claim volume, the average cost for settled claims, current trends in claim costs, changes in CHS’s business and workforce, and general economic factors. CHS’s self-insurance accruals are reviewed on a quarterly basis, or more frequently if factors dictate a more frequent review is warranted. CHS’s valuation is performed on an annual basis.

Projections of future loss are inherently uncertain because of the random nature of insurance claim occurrences and could be significantly affected if future occurrences and claims differ from historical trends.

Income taxes. CHS accounts for income taxes under the liability method in accordance with generally accepted accounting practices. CHS recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in its financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

CHS estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction.

CHS determines if a valuation allowance is required or not on the basis of an assessment of whether it is more likely than not that a deferred tax asset will be realized. This assessment takes into consideration tax planning strategies, including levels of historical taxable income and assumptions regarding the availability and character of future taxable income over the periods in which the deferred tax assets are deductible. The effect of a change in judgment concerning the reliability of deferred tax assets would be included in income from operations.

Results of Operations

Year ended December 31, 2009 compared to the year ended December 31, 2008

Net revenue

	Year Ended		Increase/
	December 31,		Decrease
	2009	2008	$	%

Home infusion net revenue	$187,894	$164,693	$23,201	14.1%
Home nursing net revenue	66,173	66,175	(2)	0.0

Total net revenue	$254,067	$230,868	$23,199	10.0%

(Dollars in thousands)

Net revenue increased from $230.9 million for the fiscal year ended December 31, 2008 to $254.1 million for the fiscal year ended December 31, 2009, an increase of $23.2 million or 10.0%. This change included an increase of $23.2 million, or 14.1%, in infusion revenue from 2008 to 2009, during which time net revenue increased from $164.7 million to $187.9 million. The increase was the result of organic growth and the acquisition of Wilcox effective April 1, 2008, Infusion Partners of Lexington effective September 1, 2008, National Health Infusion effective December 1, 2008 and Option Health effective June 1, 2009.

In July 2008, Congress passed MIPPA, which delayed round one of the Medicare DMEPOS competitive bidding program authorized under the Medicare Modernization Act for 18 months but also imposed a 9.5% nationwide reduction on all items subject to the competitive bidding process. The fee schedules of certain commercial payors were also impacted by the Medicare rate reduction, as the fee schedules are linked to the Medicare fee schedules. CHS estimates the 9.5% reduction for Medicare and certain commercial payors negatively impacted net revenue for the fiscal year ended December 31, 2009 by $0.8 million. Additionally, the Medicare cap on reimbursement for certain oxygen equipment impacted net revenue for the first time, beginning January 1, 2009. CHS estimates the cap has resulted in a decrease in net revenue of $0.2 million for the fiscal year ended December 31, 2009.

Nursing revenue was $66.2 million for the fiscal years ended December 31, 2008 and December 31, 2009. Private duty nursing decreased due to restrictions that TennCare placed on eligibility for private duty services effective September 7, 2008. Additionally, Amerigroup, one of two TPAs for TennCare in Middle Tennessee for private duty nursing, decreased its private duty nursing rate effective August 1, 2008. The resulting reduction in private duty nursing hours and rates contributed to a $3.7 million, or 15.8%, decrease in private duty nursing revenue, from $23.4 million for the fiscal year ended December 31, 2008 to $19.7 million for the fiscal year ended December 31, 2009. This decrease in private duty nursing revenue was substantially offset by increases in skilled nursing revenue.

Cost of goods (excluding depreciation and amortization)

	Year Ended		Increase/
	December 31,		Decrease
	2009	2008	$ %

Cost of goods (excluding depreciation and amortization)	$81,995	$69,593	$12,402	17.8%
Percentage of net revenue	32.3%	30.1%

(Dollars in thousands)

Total cost of goods (excluding depreciation and amortization) increased from $69.6 million for the fiscal year ended December 31, 2008 to $82.0 million for the fiscal year ended December 31, 2009, an increase of $12.4 million or 17.8%. The increase can be attributed to the increase in product sales as noted above. Cost of goods represented 43.6% of infusion net revenue for the fiscal year ended December 31, 2009, as compared to 42.3% for the fiscal year ended December 31, 2008. Cost of goods represents pharmaceuticals and supplies related to the infusion business. Cost of goods as a percentage of revenue increased in 2009 as a result of changes in CHS’s payor and therapy mix.

Cost of services provided

	Year Ended		Increase/
	December 31,		Decrease
	2009	2008	$ %

Cost of services provided	$42,768	$42,365	$403	1.0%
Percentage of net revenue	16.8%	18.4%

(Dollars in thousands)

Total cost of services provided increased from $42.4 million for the fiscal year ended December 31, 2008 to $42.8 million for the fiscal year ended December 31, 2009, an increase of $0.4 million or 1.0%. Cost of services provided represented 18.4% of total net revenue for the fiscal year ended December 31, 2008 and 16.8% of total net revenue for the fiscal year ended December 31, 2009.

Selling, distribution and administrative expenses

	Year Ended		Increase/
	December 31,		Decrease
	2009	2008	$ %

Selling, distribution and administrative expenses	$94,182	$88,650	$5,532	6.2%
Percentage of net revenue	37.1%	38.4%

(Dollars in thousands)

Total selling, distribution and administrative expenses increased from $88.7 million for the fiscal year ended December 31, 2008 to $94.2 million for the fiscal year ended December 31, 2009, an increase of $5.5 million or 6.2%. The increase related primarily to salaries, payroll taxes and benefits, and contract labor, which increased from $57.9 million to $63.6 million (an increase of $5.7 million). Selling, distribution and administrative expenses as a percentage of net revenue decreased from 38.4% in 2008 to 37.1% in 2009 as CHS gained more operating efficiencies from its increased scale.

Terminated transaction costs

	Year Ended		Increase/
	December 31,		Decrease
	2009	2008	$ %

Terminated transaction costs	$—	$3,580	$(3,580)	(100.0)%
Percentage of net revenue	0.0%	1.6%

(Dollars in thousands)

Terminated transaction costs for the fiscal year ended December 31, 2008 represents expense related to CHS’s termination of a stock purchase agreement in October 2008.

Interest and other financing costs

	Year Ended		Increase/
	December 31,		Decrease
	2009	2008	$ %

Interest and other financing costs	$7,337	$12,113	$(4,776)	(39.4)%
Percentage of net revenue	2.9%	5.2%

(Dollars in thousands)

Interest and other financing costs decreased from $12.1 million for the fiscal year ended December 31, 2008 to $7.3 million for the fiscal year ended December 31, 2009, a decrease of $4.8 million or 39.4%. As a percentage of net revenue, interest and other financing costs decreased from 5.2% to 2.9% from 2008 to 2009. Total interest-bearing debt decreased from $151.8 million at December 31, 2008 to $140.8 million at December 31, 2009, while the weighted-average interest rate for the periods decreased from 7.0% to 4.3% from 2008 to 2009.

Provision for income taxes

	Year Ended		Increase/
	December 31,		Decrease
	2009	2008	$ %

Provision for income taxes	$9,208	$4,979	$4,229	84.9%
Percentage of net revenue	3.6%	2.2%

(Dollars in thousands)

The provision for income taxes increased from $5.0 million for the fiscal year ended December 31, 2008 to $9.2 million for the fiscal year ended December 31, 2009. The provision represented 38.5% and 45.5% of income before taxes for the fiscal years ended December 31, 2009 and 2008, respectively. The decrease in the tax rate as a percentage of income before taxes is primarily due to certain state income tax planning measures adopted by CHS effective January 1, 2009.

Year ended December 31, 2008 compared to the year ended December 31, 2007

Net revenue

	Year Ended		Increase/
	December 31,		Decrease
	2008	2007	$	%

Home infusion net revenue	$164,693	$131,356	$33,337	25.4%
Home nursing net revenue	66,175	62,497	3,678	5.9
Total net revenue	$230,868	$193,853	$37,015	19.1%

(Dollars in thousands)

Net revenue increased from $193.9 million for the year ended December 31, 2007 to $230.9 million for the year ended December 31, 2008, an increase of $37.0 million or 19.1%. This change included an increase of $33.3 million, or 25.4%, in infusion revenue from 2008 to 2009, during which time net revenue increased from $131.4 million to $164.7 million. The increase was the result of organic growth and the acquisition of Wilcox Medical effective April 1, 2008, Infusion Partners of Lexington effective September 1, 2008 and National Health Infusion effective December 1, 2008. The acquisitions resulted in an increase in infusion locations from 33 at December 31, 2007 to 36 at December 31, 2008. Nursing revenue increased from $62.5 million for the year ended December 31, 2007 to $66.2 million for 2008, an increase of $3.7 million or 5.9%. The increase in nursing net revenue resulted from organic growth, as CHS did not acquire any nursing business during the period. While skilled nursing revenue increased by $3.9 million, or 9.9%, from the year ended December 31, 2007 to the year ended December 31, 2008, private duty nursing revenue remained relatively flat, contributing $23.6 million in net revenue in 2007 as compared to $23.4 million in 2008. Private duty nursing net revenue was impacted by certain restrictions that TennCare placed on eligibility for private duty services effective September 7, 2008. Additionally, Amerigroup, one of two TPAs for TennCare in Middle Tennessee for private duty nursing, decreased its private duty nursing rate effective August 1, 2008.

Cost of goods (excluding depreciation and amortization)

	Year Ended		Increase/
	December 31,		Decrease
	2008	2007	$ %

Cost of goods (excluding depreciation and amortization)	$69,593	$52,755	$16,838	31.9%
Percentage of net revenue	30.1%	27.2%

(Dollars in thousands)

Total cost of goods (excluding depreciation and amortization) increased from $52.8 million for the year ended December 31, 2007 to $69.6 million for the year ended December 31, 2008, an increase of $16.8 million or 31.9%. The increase can be attributed to the increase in product sales as noted above. Cost of goods represented 42.3% of infusion net revenue for the year ended December 31, 2008, as compared to 40.2% for the year ended December 31, 2007. Cost of goods as a percentage of revenue increased in 2008 as a result of changes in CHS’s payor and therapy mix. Cost of goods represents pharmaceuticals and supplies related to the infusion business.

Cost of services provided

	Year Ended		Increase/
	December 31,		Decrease
	2008	2007	$ %

Cost of services provided	$42,365	$42,591	$(226)	(0.5)%
Percentage of net revenue	18.4%	22.0%

(Dollars in thousands)

Total cost of services provided decreased from $42.6 million for the year ended December 31, 2007 to $42.4 million for the year ended December 31, 2008, a decrease of $0.2 million or 0.5%. Cost of services provided represented 22.0% of total net revenue for the year ended December 31, 2007 and 18.4% of total net revenue for the year ended December 31, 2008.

Selling, distribution and administrative expenses

	Year Ended		Increase/
	December 31,		Decrease
	2008	2007	$ %

Selling, distribution and administrative expenses	$88,650	$72,071	$16,579	23.0%
Percentage of net revenue	38.4%	37.2%

(Dollars in thousands)

Total selling, distribution and administrative expenses increased from $72.1 million for the year ended December 31, 2007 to $88.7 million for the year ended December 31, 2008, an increase of $16.6 million or 23.0%. The increase related primarily to salaries, payroll taxes and benefits, and contract labor, which increased from $47.1 million to $57.9 million (an increase of $10.8 million), patient mileage expense, which increased from $1.5 million to $3.7 million (an increase of $2.2 million) and bad debt expense, which increased from $4.6 million to $6.2 million (an increase of $1.6 million). The increase in bad debt expense relates to the overall growth in the business and the bad debt provision for certain legacy accounts receivable balances. Selling, distribution and administrative expenses as a percentage of net revenue increased from 37.2% in 2007 to 38.4% in 2008.

Terminated transaction costs

	Year Ended		Increase/
	December 31,		Decrease
	2008	2007	$ %

Terminated transaction costs	$3,580	$4,379	$(799)	(18.2)%
Percentage of net revenue	1.6%	2.3%

(Dollars in thousands)

Terminated transaction costs for the year ending December 31, 2008 represents expense related to CHS’s termination of a stock purchase agreement in October 2008. In 2007, CHS expensed $4.4 million related to its 2007 public offering, which was withdrawn in January 2008.

Interest and other financing costs

	Year Ended		Increase/
	December 31,		Decrease
	2008	2007	$ %

Interest and other financing costs	$12,114	$15,324	$(3,210)	(20.9)%
Percentage of net revenue	5.2%	7.9%

(Dollars in thousands)

Interest and other financing costs decreased from $15.3 million for the year ended December 31, 2007 to $12.1 million for the year ended December 31, 2008, a decrease of $3.2 million or 20.9%. As a percentage of net revenue, interest and other financing costs decreased from 7.9% to 5.2% from 2007 to 2008. Total interest-bearing debt decreased from $154.8 million at December 31, 2007 to $151.8 million at December 31, 2008, while the weighted-average interest rate for the periods decreased from 9.4% for 2007 to 7.0% for 2008.

Provision for income taxes

	Year Ended		Increase/
	December 31,		Decrease
	2008	2007	$ %

Provision for income taxes	$4,979	$2,328	$2,651	113.9%
Percentage of net revenue	2.2%	1.2%

(Dollars in thousands)

The provision for income taxes increased from $2.3 million for the year ended December 31, 2007 to $5.0 million for the year ended December 31, 2008. The provision represented 45.5% and 59.1% of income before taxes for the year ended December 31, 2008 and 2007, respectively. The decrease in the tax rate as a percentage of income before taxes is primarily due to certain state income tax planning measures adopted by CHS in early 2008. The tax rate was higher in 2007 due to certain costs that were not deductible for state income tax purposes.

Year ended December 31, 2007

Net revenue

	Year Ended
	December 31, 2007
	Amount	% of Total

Home infusion net revenue	$131,356	67.8%
Home nursing net revenue	62,497	32.2

Total net revenue	$193,853	100.0%

(Dollars in thousands)

CHS’s net revenue was $193.9 million for the year ended December 31, 2007. Its home infusion net revenue totaled $131.4 million, or 67.8% of its net revenue for the period. Net revenue in CHS’s home infusion segment for the year ended December 31, 2007 benefited from its acquisitions of Deaconess in January 2007, Infusion Solutions in March 2007, Applied in June 2007, Infusion Partners of Brunswick and Infusion Partners of Melbourne in July 2007 and East Goshen Pharmacy in August 2007. During this period, CHS’s operations grew from 10 locations in four states to 33 locations in 14 states.

CHS’s home nursing net revenue totaled $62.5 million, or 32.2% of its net revenue for the period. Net revenue in its home nursing segment during this period is solely attributable to CHS’s acquisition of Deaconess in January 2007. During the year ended December 31, 2007, CHS’s home nursing segment provided over 348,000 nursing and therapy visits and over 590,000 private duty nursing hours to patients in the home. As of December 31, 2007, CHS had 3,162 active nursing patients in three states.

Cost of goods and cost of services

Cost of goods for CHS’s home infusion segment was $52.8 million for the year ended December 31, 2007, or 40.2% of its home infusion segment net revenue. Cost of goods relates solely to CHS’s home infusion segment and consisted primarily of the cost of pharmaceuticals, supplies and equipment. As noted above, CHS’s net revenue benefited during the period from the acquisitions of Deaconess, Infusion Solutions, Applied, Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy. This resulted in a corresponding increase in the cost of goods and services provided during the period. As of December 31, 2007, CHS employed 688 employees and operated 33 home infusion locations in its home infusion segment.
Cost of services for CHS’s home infusion segment consisted primarily of direct patient care salaries, payroll taxes, employee benefits and contract labor, which totaled $13.9 million and accounted for 10.6% of net revenue in this segment during this period. This growth was the result of organic growth as well as CHS’s acquisition of Deaconess, Infusion Solutions, Applied, Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy during this period.

Cost of services for CHS’s home nursing segment consisted primarily of direct patient care salaries, payroll taxes, employee benefits and contract labor, which totaled $28.7 million and accounted for 46.0% of net revenue in this segment during this period. As of December 31, 2007, CHS operated 32 home nursing locations in its home nursing segment. As noted above, CHS acquired all of the business in its home nursing segment through the Deaconess acquisition.

Selling, distribution and administrative expense

Selling, distribution and administrative expense for the year ended December 31, 2007 was $72.1 million, or 37.3% of net revenue. Selling, distribution and administrative expense consists primarily of $42.9 million of salaries, payroll taxes and benefits, $4.6 million of provision for bad debt and $4.5 million of employee travel, which accounted for 22.1%, 2.4% and 2.3%, respectively, of net revenue during this period.

CHS’s selling, distribution and administrative costs increased as a result of the acquisitions of Deaconess, Infusion Solutions, Applied, Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy.

Depreciation and amortization

Depreciation and amortization expense for the year ended December 31, 2007 was $3.4 million, or 1.8% of net revenue. Depreciation expense for this period related to property and equipment totaled $3.0 million, and amortization of capital lease assets totaled $0.4 million.

Stock issuance expense

Stock issuance expense for the year ended December 31, 2007 was $4.4 million, or 2.3% of net revenue. Stock issuance costs related to CHS’s withdrawal of filing its initial public offering with the SEC.

Interest expense

Interest expense for the year ended December 31, 2007 was $15.3 million, or 7.9% of net revenue. Interest expense reflects primarily the cost of CHS’s borrowings under its first lien credit facility and its second lien term loan during the period. The effective rate of these borrowings for the year ended December 31, 2007 was 9.39%. CHS’s indebtedness increased due to its borrowings for the acquisitions of Deaconess, Infusion Solutions, Infusion Partners of Brunswick and Melbourne and East Goshen Pharmacy. CHS financed approximately 72.7% of the cash purchase price payable at closing for the Deaconess, Infusion Solutions acquisitions, Infusion Partners of Brunswick and Melbourne and East Goshen Pharmacy, while it financed approximately 53.3% of the cash purchase price payable at closing for the New England Home Therapies and Specialty Pharma acquisitions.

Other income

Other income for the year ended December 31, 2007 was $0.6 million, or less than 1% of net revenue.

Provision for income taxes

Provision for income taxes for the year ended December 31, 2007 was $2.3 million, or 1.2% of net revenue. This represents an effective tax rate of 59.1% and includes federal and state income tax provisions. CHS’s effective tax rate is based on expected income, statutory tax rates and tax planning opportunities available to it in the various jurisdictions in which it operates.

Seasonality

Although CHS’s results of operations are not affected to a material extent by seasonal variations in demand for its products or services, a small number of its products, however, are subject to fluctuations in demand due to seasonality. For example, Respiratory Syncytial Virus, or RSV, treatments are of a seasonal nature because RSV season lasts from approximately October through April each year. As a result, CHS’s net revenue from Synagis is higher during the first and fourth quarters of each year than during the second and third quarters of each year. Net revenue from Synagis accounted for approximately 5.2% and 4.4% of total net revenue for the fiscal years ended December 31, 2009 and 2008, respectively.

Liquidity and Capital Resources

Overview

CHS has financed its operations through cash provided by operating activities, private sales of shares of CHS’s common and preferred stock and borrowings under its first lien credit facility and its second lien term loan. These sources of financing have been CHS’s principal sources of liquidity to date. In connection with the acquisition, we plan to repay CHS’s outstanding indebtedness, including the first lien credit facility, the second lien term loan and CHS’s $2.25 million 8% note due on December 31, 2010, and to enter into the New Credit Facility.

CHS is a holding company with no material business operations. CHS’s most significant asset is the capital stock of its subsidiary Critical Homecare Solutions, Inc., which is itself a holding company. CHS conducts virtually all of its business operations through the direct and indirect subsidiaries of Critical Homecare Solutions, Inc. Accordingly, CHS’s only material sources of cash are dividends or other distributions or payments that are derived from earnings and cash flow generated by these subsidiaries. In addition, CHS’s credit facilities have restricted the ability of Critical Homecare Solutions, Inc. to make dividends or other distributions to CHS. Critical Homecare Solutions, Inc. has been dependent on its subsidiaries to generate sufficient funds to service its substantial indebtedness, which is secured by substantially all of CHS’s assets, including the common stock of Critical Homecare Solutions, Inc.’s subsidiaries.

Cash Flows

As of December 31, 2009, CHS had cash and cash equivalents of $10.1 million.

Net cash flow provided by operating activities increased to $27.9 million for the fiscal year ended December 31, 2009 from $1.8 million for the fiscal year ended December 31, 2008. This $26.1 million increase was primarily due to a change in operating activities and accounts receivable during the respective periods. The change in cash provided by operating activities is due primarily to acquisitions completed during the respective periods, a decrease in accounts receivable and a decrease in interest and other financing costs. Cash flows include results for the Wilcox Medical acquisition effective April 1, 2008, the Infusion Partners of Lexington acquisition effective September 1, 2008, the National Health Infusion acquisition effective December 1, 2008 and the Option Health acquisition effective June 1, 2009. Interest and other financing costs decreased due to additional repayments of long term debt and a decrease in the weighted-average interest rate from 7.04% for the fiscal year ended December 31, 2008 to 4.35% for the fiscal year ended December 31, 2009. Accounts receivable provided net cash of $5.2 million for the fiscal year ended December 31, 2009, whereas accounts receivable for the fiscal year ended December 31, 2008 used $11.0 million in net cash. Days sales outstanding, net of reserves, decreased from 73 days at December 31, 2008 to 58 days at December 31, 2009.

Net cash used in investing activities decreased to $9.5 million for the fiscal year ended December 31, 2009 from $19.9 million for the fiscal year ended December 31, 2008. This $10.4 million decrease primarily resulted from a decrease in payments for business acquisitions and a decrease in repayment of amounts due to sellers. These changes were due to a decrease in the number of business acquisitions from 2008 to 2009. During the fiscal year ended December 31, 2009, CHS acquired one business for cash of $6.3 million. During the fiscal year ended December 31, 2008, CHS acquired three businesses for cash of $14.5 million.

Net cash used in financing activities was $8.6 million for the fiscal year ended December 31, 2009 compared to net cash provided of $16.7 million for the fiscal year ended December 31, 2008. This $25.3 million decrease was primarily due to decreased proceeds from borrowings, decreased proceeds from the issuance of preferred stock and increased repayment of long term debt. Proceeds from borrowings and proceeds from the issuance of preferred stock decreased due to decreased payments for business acquisitions. Repayment of long term debt increased by $3.4 million as increased cash provided by operating activities allowed CHS to repay all borrowings under its revolving credit facility in 2009.

Capital Expenditures. CHS had capital expenditures of $3.2 million during the fiscal year ended December 31, 2009 and $3.7 million during the fiscal year ended December 31, 2008. Capital expenditures in each period related primarily to purchases of medical equipment and vehicles.

In the absence of future significant acquisitions, CHS expects to incur approximately $4.0 million of non-acquisition related capital expenditures in 2010. CHS expects capital expenditures will be primarily to purchase medical equipment and vehicles. In the Merger Agreement, CHS has agreed that it will not make capital expenditures of more than $1 million in any quarter without the approval of BioScrip.

Credit Facilities

CHS has historically financed a portion of its operations through its first lien credit facility and second lien term loan. In connection with our acquisition of CHS, we plan to repay CHS’s outstanding indebtedness, including the first lien credit facility, the second lien term loan and the 8% note payable, terminate CHS’s existing credit facilities, and enter into the New Credit Facility.

Commitments and Contingencies

The following table sets forth CHS’s contractual obligations as of December 31, 2009 before giving effect to the Transactions:

	Payments Due by Period
	Total	2010	2011	2012	2013	Thereafter

Long Term Debt Obligations	$140,458	$10,917	$11,557	$83,984	$34,000	—
Interest—Long Term Debt Obligations*	13,714	5,873	5,372	2,393	76	—
Capital Lease Obligations	353	138	117	79	20	—
Operating Lease Obligations	7,628	3,188	2,190	1,513	721	18
Interest—Capital Lease Obligations	24	10	8	5	1	—

Total	$162,177	$20,126	$19,243	$87,974	$34,818	18

(In thousands)

*	Computed using interest rates in effect as of December 31, 2009.

The Company has letters of credit against the first lien facilities securing its performance on its workers’ compensation insurance policies which total $1.5 million as of March 15, 2010. The letters of credit expire on January 8, 2011, and have an automatic extension of one year.

The Company has a letter of credit against the first lien facilities of $75,000 securing its performance under a vehicle lease agreement. The letter of credit expires on August 7, 2010.

Inflation

CHS is impacted by rising costs for certain inflation-sensitive operating expenses such as vehicle fuel, labor and employee benefits. CHS believes that inflation will not have a material effect on its business but may have an impact on its future financial results.

Off-Balance Sheet Arrangements

As of December 31, 2009, CHS had no off-balance sheet arrangements or obligations.

Quantitative and Qualitative Disclosures About Market Risk

Interest rate risk

Based on the variable-rate debt in CHS’s debt portfolio at December 31, 2009, a one percent increase or decrease in interest rates would increase or decrease, respectively, CHS’s interest expense by $1.4 million on an annual basis.